Exhibit 10.93

     Enterworks, Inc. (the "Company") would like to provide you and certain other investors with the opportunity to convert the subordinated Notes purchased from the Company (each a "Note" and collectively the "Notes") into shares of the Company's common stock, par value $.01 per share (the "Common Stock") in accordance with the terms of this letter agreement. By signing and returning this letter agreement and tendering your Note(s) to the Company, you will become entitled to receive, in exchange for the outstanding principal amount and all accrued but unpaid interest under the tendered Note(s) through the conversion date (the "Conversion Date"), that number of shares of Common Stock equal to the outstanding principal amount of the Note(s) you tender. For example, if the outstanding principal amount under your Note(s) is $100 and accrued but unpaid interest thereon is $5 as of the Conversion Date, you will be entitled to receive 100 shares of Common Stock upon conversion and cancellation of such Note(s) on the Conversion Date.

     On the date of the first closing in the currently proposed private placement (the "Private Placement"), the Company will issue you one or more Common Stock share certificates evidencing the number of shares to which you are entitled. You are the holder of a Note(s) in the amount of (dollars) dollars, therefore your Note(s) would be converted into (shares) shares of Common Stock. The Common Stock to be issued to you in exchange for your Note(s) will have and be subject to the same rights, preferences, limitations and restrictions under the Articles of Incorporation of Enterworks as the Common Stock of Enterworks into which the convertible preferred stock proposed to be issued in connection with the Private Placement will be convertible. Whether you elect to convert your Note(s) into shares of Common Stock or not, your rights under the Warrants you purchased along with the Note(s) will not be affected by this letter agreement, except that holders of equity securities of the Company (including you, as a holder of Warrants) may be diluted by additional issuances of capital stock of the Company including, but not limited to, issuances of Common Stock in the event holders of Note(s) elect to convert their Note(s) into Common Stock. The Company will provide you with a schedule of shareholders as soon as practical following the closing of the Private Placement. Further, the Company hereby informs you that there are no securities with the Company with anti-dilution rights other than the Warrants attached to the Note(s) referenced above.

     Additionally, on or prior to the first closing in connection with the Private Placement, you, the Company and the other Note holders electing to exchange Notes hereunder will enter into a written shareholders' agreement which will provide for one demand registration right and standard co-sale rights as set forth below. The one (1) demand registration right may be exercised by written consent of not less than 51% of the total number of shares of Common Stock issued to all Note holders exchanging their notes hereunder, including you, and will be subject to reasonable and customary blackout periods and to cutback of shares based on market conditions. In the event of such a cutback, any Common Stock requested to be registered by you and other Note holders will be reduced before reducing any securities of the investors in the Private Placement (the "Private Placement Investors") or the Company requested to be included in such registration; provided, however that in the event the total number of shares of Common Stock you and the other Note holders properly request for inclusion is reduced pursuant to such cutback to less than 40% of the total number of shares you and such Note holders properly requested to be included in such registration, then such registration shall not count toward the one demand registration granted by the shareholders' agreement. The Private Placement Investors shall receive notice of such demand registration and shall have the right to piggyback registration rights in connection with such demand registration. You will also receive co-sale rights equivalent to the co-sale rights granted to Telos in the shareholders' agreement between Telos and certain other Company shareholders.

     If you wish to have your Note(s) converted into shares of Common Stock, please countersign this letter in the signature block provided, request a Conversion Date on or after October 1, 1999, provide all other information requested below and return this letter agreement to me along with your original Note(s) at your earliest convenience, but not later than September 27, 1999. If you do not request a Conversion Date after October 1, 1999, or request a Conversion Date that occurs after the date of the first closing in connection with the Private Placement, you agree that your Note(s) will be exchanged on the date of the first closing to occur in connection with the Private Placement. If you do not wish to convert your Note(s), the courtesy of a response is nonetheless appreciated.

     By signing below, you (i) agree and acknowledge that the shares of Common Stock you receive will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, are aware that you cannot sell, assign, transfer or otherwise dispose of such shares unless they are registered under the Securities Act and applicable state securities laws or an opinion is given by counsel satisfactory to the Company that such registration is not required, and agree that the certificates evidencing the shares will contain a legend to the foregoing effect, (ii) represent that you have substantial knowledge and experience in making investment decisions of this type and are capable of evaluating the merits and risks of this exchange, and (iii) have been offered an opportunity to ask questions and receive answers from Enterworks' management to your complete satisfaction.

     The Company cannot assure you that the Company will receive any funds in connection with the Private Placement, and therefore the Company must, and does, retain the right to terminate this agreement to exchange your Note(s) at any time by written notice to you for any reason, in which case the Company will tender your Note(s) back to you as soon as practicable thereafter. Furthermore, the Company will terminate this agreement (and tender your Note(s) back to you) if an amount of funds equal to or greater than $15 million is not raised in the above referenced Private Placement. In any event, the Company will tender your Note(s) back within 90 days of the date of this letter agreement in the event the Conversion Date does not occur prior to such time. Please let us know your decision at your earliest convenience. I appreciate your attention to this matter.

Very truly yours,



Dee Ann Revere
Vice President & General Counsel

By signing below, I agree that my Note(s) may be converted into shares of Common Stock on the date of the first closing in connection with the Private Placement, or on ___________________ (insert Conversion Date) as set forth in this letter agreement and that in such event the Note(s) attached hereto will be cancelled by the Company on the Conversion Date. Please issue my share certificate(s) to _________ (insert name of person or entity in whose name the share certificates should be issued).

AGREED AND ACKNOWLEDGED,

FOR INVESTORS OTHER THAN NATURAL PERSONS:

ATTEST:  _________                  [INSERT NAME OF INVESTOR]



         _________                          By:
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         _________                          Name:
         _________                          Title:


FOR INVESTORS WHO ARE NATURAL PERSONS:

WITNESS: _________                  [INSERT NAME OF INVESTOR]



         _________
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Name:    _________                          Name: